EXHIBIT 99.1
FOR IMMEDIATE RELEASE
MICROFIELD GROUP REPORTS NET INCOME AND INCREASED SALES
Portland, OR — November 10, 2005 — Microfield Group, Inc. (OTC Bulletin Board: MICG) announced financial results today for the three and nine months ended October 1, 2005. The Company produced net income of $537,000 (or $0.01 per diluted share) in the third quarter of 2005 compared to a net loss of $1,552,000 (or $(0.09) per share) in the third quarter 2004. Sales for the third quarter 2005 increased to $20,074,000 from $9,493,000 in the third quarter 2004. This total included $9,307,000 in sales from Christenson Electric (CEI), acquired by Microfield on July 20, 2005.
For the nine months ended October 1, 2005 the Company produced net income of $214,000 (or $0.01 per diluted share) compared to a net loss of $4,580,000 (or $(0.27) per share) for the nine months ended October 2, 2004. Sales for the nine months ended October 1, 2005 were $37,991,000 compared to $28,329,000 for the same period in 2004.
Sales, general and administrative costs for the three and nine months ending October 1, 2005 were $2,313,000 and $5,467,000, respectively compared to $2,424,000 and $7,649,000 in the three and nine months ended October 2, 2004, respectively. These reductions in overhead expenses of $111,000 and $2,189,000, respectively, represent a decrease of 4.6% and 28.5% in year over year expenses for the three and nine month periods.
Commenting on the third quarter results, Rod Boucher, Chief Executive Officer, said, “Third quarter results reflect a continuation of the ongoing improvement trend of the past three quarters, and solid performance by the Microfield team in increased sales, cost control, and customer service. Revenues in newly acquired EnergyConnect are developing to expectations,” added Boucher, “and we anticipate revenue increasing in future quarters as that business continues to develop.”
About Microfield Group, Inc.
Microfield Group, Inc. (“Microfield” or the “Company”) is engaged in the arena of energy related technology products and services. Through its subsidiaries, Microfield offers an array of new technologies for energy production, distribution, and management. Microfield also offers services within other segments including data, telephony and fire/life/security systems. The company’s strategic objective is to grow its customer base and brand value to capitalize on acquisition opportunities and strategic partnerships that broaden its product and service offerings in the energy field. Microfield is headquartered in Portland, Oregon, and its common stock is traded on the OTC Bulletin Board under the symbol “MICG.”.

Forward Looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence upon third-party vendors, and the ability to obtain financing. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:

Investor Relations Contact:	Salzwedel Financial Communications
Jeff Salzwedel at (503) 722-7300

Company Contact:	Gard & Gerber Public Relations
David Dugan at (503) 419-3581